                                                                  EXHIBIT (8)(D)

                     AMENDMENT TO THE CUSTODIAN CONTRACT

    AGREEMENT made by and between State Street Bank and Trust Company (the "Custodian") and CGM Trust (the "Fund") with respect to CGM Fixed Income Fund, a Series of the Fund (the "Series").

    WHEREAS, the Custodian and the Fund are parties to a custodian contract dated March 6, 1992 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

    WHEREAS, the Custodian and the Fund desire to amend the Custodian Contract to provide for the maintenance of the Fund's foreign securities, and cash incidental to transactions in such securities, in the custody of certain foreign banking institutions and foreign securities depositories acting as sub-custodians in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940;

    NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Custodian Contract by the addition of the following terms and conditions;

    1.  Appointment of Foreign Sub-Custodians

    The Fund hereby authorizes and instructs the Custodian to employ as sub-custodians for the Fund's securities and other assets maintained outside the United States the foreign banking institutions and foreign securities depositories designated on Schedule A hereto ("foreign sub-custodians"). Upon receipt of "Proper Instructions", as defined in Section 2.16 of the Custodian Contract, together with a certified resolution of the Fund's Board of Directors, the Custodian and the Fund may agree to amend Schedule A hereto from time to time to designate additional foreign banking institutions and foreign securities depositories to act as sub-custodian. Upon receipt of Proper Instructions, the Fund may instruct the Custodian to cease the employment of any one or more of such sub-custodians for maintaining custody of the Fund's assets.

    2.  Assets to be Held

    The Custodian shall limit the securities and other assets maintained in the custody of the foreign sub-custodians to: (a) "foreign securities", as defined in paragraph (c)(1) of Rule 17f-5 under the Investment Company Act of 1940, and
(b) cash and cash equivalents in such amounts as the Custodian or the Fund may determine to be reasonably necessary to effect the Fund's foreign securities transactions.

    3.  Foreign Securities Depositories

    Except as may otherwise be agreed upon in writing by the Custodian and the Fund, assets of the Fund shall be maintained in foreign securities depositories only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof. Where possible, such arrangements shall include entry into agreements containing the provisions set forth in Section 5 hereof.

    4.  Segregation of Securities

    The Custodian shall identify on its books as belonging to the Fund, the foreign securities of the Fund held by each foreign sub-custodian. Each agreement pursuant to which the Custodian employs a foreign banking institution shall require that such institution establish a custody account for the Custodian on behalf of the Fund and physically segregate in that account, securities and other assets of the Fund, and, in the event that such institution deposits the Fund's securities in a foreign securities depository, that it shall identify on its books as belonging to the Custodian, as agent for the Fund, the securities so deposited.

    5.  Agreements with Foreign Banking Institutions

    Each agreement with a foreign banking institution shall be substantially in the form set forth in Exhibit 1 hereto and shall provide that: (a) the Fund's assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agents, except a claim of payment for their safe custody or administration;
(b) beneficial ownership for the Fund's assets will be freely transferable without the payment of money or value other than for custody or administration;
(c) adequate records will be maintained identifying the assets as belonging to the Fund; (d) officers of or auditors employed by, or other representatives of the Custodian, including to the extent permitted under applicable law the independent public accountants for the Fund, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; and (e) assets of the Fund held by the foreign sub-custodian will be subject only to the instructions of the Custodian or its agents.

    6.  Access of Independent Accountants of the Fund

    Upon request of the Fund, the Custodian will use its best efforts to arrange for the independent accountants of the Fund to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with the Custodian.

    7.  Reports by Custodian

    The Custodian will supply to the Fund from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Fund held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Fund's securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for the Custodian on behalf of the Fund indicating, as to securities acquired for the Fund, the identity of the entity having physical possession of such securities.

    8.  Transactions in Foreign Custody Account

    (a) Except as otherwise provided in paragraph (b) of this Section 8, the provisions of Sections 2.2 and 2.8 of the Custodian Contract shall apply, mutatis mutandis to the foreign securities of the Fund held outside the United States by foreign sub-custodians.

    (b) Notwithstanding any provision of the Custodian Contract to the contrary, settlement and payment for securities received for the account of the Fund and delivery of securities maintained for the account of the Fund may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

    (c) Securities maintained in the custody of a foreign sub-custodian may be maintained in the name of such entity's nominee to the same extent as set forth in Section 2.3 of the Custodian Contract, and the Fund agrees to hold any such nominee harmless from any such liability as a holder of record of such securities.

    9.  Liability of Foreign Sub-Custodians

    Each agreement pursuant to which the Custodian employs a foreign banking institution as a foreign sub-custodian shall require the institution to exercise reasonable care in the performance of its duties and to indemnify, and hold harmless, the Custodian and each Fund from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the institution's performance of such obligations. At the election of the Fund, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against a foreign banking institution as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Fund has not been made whole for any such loss, damage, cost, expense, liability or claim.

    10.  Liability of Custodian

    The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth with respect to sub-custodians generally in the Custodian Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository or a branch of a U.S. bank as contemplated by paragraph 13 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism or any loss where the sub-custodian has otherwise exercised reasonable care. Notwithstanding the foregoing provisions of this paragraph 10, in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegation, except such loss as may result from (a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) or (b) other losses (excluding a bankruptcy or insolvency of State Street London Ltd. not caused by political risk) due to Acts of God, nuclear incident or other losses under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care.

    11.  Reimbursement for Advances

    If the Fund requires the Custodian to advance cash or securities for any purpose including the purchase or sale of foreign exchange or of contracts for foreign exchange, or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, property at any time held for the account of the Fund, not to exceed 10% of the Fund's gross assets, shall be security therefor and should the Fund fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Fund assets to the extent necessary to obtain reimbursement.

    12.  Monitoring Responsibilities

    The Custodian shall furnish annually to the Fund, during the month of June, information concerning the foreign sub-custodians employed by the Custodian. Such information shall be similar in kind and scope to that furnished to the Fund in connection with the initial approval of this amendment to the Custodian Contract. In addition, the Custodian will promptly inform the Fund in the event that the Custodian learns of a material adverse change in the financial condition of a foreign sub-custodian or any material loss of the assets of the Fund or in the case of any foreign sub-custodian not the subject of an exemptive order from the Securities and Exchange Commission is notified by such foreign sub-custodian that there appears to be a substantial likelihood that its shareholders' equity will decline below $200 million (U.S. dollars or the equivalent thereof) or that its shareholders' equity has declined below $200 million (in each case computed in accordance with generally accepted U.S. accounting principles).

    13.  Branches of U.S. Banks

    (a) Except as otherwise set forth in this amendment to the Custodian Contract, the provisions hereof shall not apply where the custody of the Fund assets is maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a)(5) of the Investment Company Act of 1940 meeting the qualification set forth in Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by paragraph 1 of the Custodian Contract.

    (b) Cash held for the Fund in the United Kingdom shall be maintained in an interest bearing account established for the Fund with the Custodian's London Branch, which account shall be subject to the direction of the Custodian, State Street London Ltd. or both.

    14.  Applicability of Custodian Contract

    Except as specifically superseded or modified herein, the terms and provisions of the Custodian Contract shall continue to apply with full force and effect.

    IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 16th day of April, 1992.

ATTEST:                                              CGM TRUST

/s/Leslie A. Lake                                    By: /s/Robert L. Kemp
--------------------------------------                   ----------------------
(Title)                                              President

ATTEST:                                              STATE STREET BANK AND
                                                       AND TRUST COMPANY

/s/[illegible]                                       By: /s/[illegible]
-------------------------------------                --------------------------
Assistant Secretary                                  Sr. Vice President

                                  SCHEDULE A

    The following foreign banking institutions, foreign branches of U.S. banks and foreign securities depositories have been approved by the Board of Directors of CGM Trust for use as sub-custodians for the Fund's securities and other assets.


    Foreign Custodians

    Australia and New Zealand Banking Group Limited (ANZ) -- Australia Canada Trust Company -- Canada Kansallis-Osake-Pankki (KOP) -- Finland Credit Commercial De France (CCF) -- France Berliner Handels-und Frankfurter Bank
    (BHF) -- Germany Standard Chartered Bank, Hong Kong -- Hong Kong Standard Chartered Bank, Jakarta -- Indonesia Credito Italiano -- Italy Sumitomo Trust & Banking Co., Ltd. (Sumitomo) -- Japan Bank of Seoul -- Korea Westpac Banking Corporation (Westpac) -- New Zealand Standard Chartered Bank, Manila -- Philippines Union Bank of Switzerland -- Switzerland State Street London Limited -- United Kingdom


    Foreign Branches of U.S. Banks

    Branches of Citibank, N.A. in Argentina, Brazil, Mexico and Venezuela


    Depositories

    Caja de Valores (CDV) -- Argentina
    Austraclear Limited -- Australia

    Bolsa de Valores de Sao Paulo (Bovespa) -- Brazil Canadian Depository for Securities Limited (CDS) -- Canada Societe Interprofessionnelle pour la Compensation des Valeurs Mobilieres (SICOVAM) -- France The Deutscher Kassenverein AG -- Germany Monte Titoli S.P.A. -- Italy Instituto Nacional para el Deposito de Valores (INDEVAL) -- Mexico Schweizerische Effekten-Giro AG (SEGA) -- Switzerland The Central Gilts Office (CGO) -- United Kingdom The Euroclear System, Belgium (Euroclear) -- Transnational Centrale de Livraison de Valeurs Mobilieres, S.A., Luxembourg (Cedel) -- Transnational

Certified:
/s/Robert L. Kemp
------------------------------
Fund's Authorized Officer
Dated: April 16, 1992

ZP-8384/C

                                                                    EXHIBIT 1

                             CUSTODIAN AGREEMENT

TO:

Gentlemen:

    The undersigned ("State Street") hereby requests that you (the "Bank") establish a custody account and a cash account for each State Street client whose account is identified to this Agreement. Each such custody or cash account as applicable will be referred to herein as the "Account" and will be subject to the following terms and conditions:

    1. The Bank shall hold as agent for State Street and shall physically segregate in the Account such cash, bullion, coin, stocks, shares, bonds, debentures, notes and other securities and other property which is delivered to the Bank for that State Street Account (the "Property").

    2. (a) Without the prior approval of State Street it will not deposit securities in any securities depository or utilize a clearing agency, incorporated or organized under the laws of a country other than the United States, unless such depository or clearing house operates the central system for handling of securities or equivalent book-entries in that country or operates a transnational system for the central handling of securities or equivalent book-entries.

       (b) When Securities held for an Account are deposited in a securities depository or clearing agency by the Bank, the Bank shall identify on its books as belonging to State Street as agent for such Account, the Securities so deposited.

    The Bank represents that either:

    3. (a) It currently has stockholders' equity in excess of $200 million (U.S. dollars or the equivalent of U.S. dollars computed in accordance with generally accepted U.S. accounting principles) and will promptly inform State Street in the event that there appears to be a substantial likelihood that its stockholders' equity will decline below $200 million, or in any event, at such time as its stockholders' equity in fact declines below $200 million; or

       (b) It is the subject of an exemptive order issued by the United States Securities and Exchange Commission, which such order permits State Street to employ the Bank as a subcustodian, notwithstanding the fact that the Bank's stockholders' equity is currently below $200 million or may in the future decline below $200 million due to currency fluctuation.

    4. Upon the written instructions of State Street as permitted by Sections 8, the Bank is authorized to pay out cash from the Account and to sell, assign, transfer, deliver or exchange, or to purchase for the Account, any and all stocks, shares, bonds, debentures, notes and other securities ("Securities"), bullion, coin and other property, but only as provided in such written instructions. The Bank shall not be held liable for any act or omission to act on instructions given or purported to be given should there be any error in such instructions.

    5. Unless the Bank receives written instructions of State Street to the contrary, the Bank is authorized:

    a. To promptly receive and collect all income and principal with respect to the Property and to credit cash receipts to the Account;

    b. To promptly exchange Securities where the exchange is purely ministerial (including, without limitation, the exchange of temporary Securities for those in definitive form and and the exchange of warrants, or other documents of entitlement to Securities, for the Securities themselves);

    c. To promptly surrender Securities at maturity or when called for redemption upon receiving payment therefor;

    d. Whenever notification of a rights entitlement or a fractional interest resulting from a rights issue, stock dividend or stock split is received for the Account and such rights entitlement or fractional interest bears an expiration date, the Bank will endeavor to obtain State Street's instructions, but should these not be received in time for the Bank to take timely action, the Bank is authorized to sell such rights entitlement or fractional interest and to credit the Account;

    e. To hold registered in the name of the nominee of the Bank or its agents such Securities as are ordinarily held in registered form;

    f. To execute in State Street's name for the Account, whenever the Bank deems it appropriate, such ownership and other certificates as may be required to obtain the payment of income from the Property; and

    g. To pay or cause to be paid from the Account any and all taxes and levies in the nature of taxes imposed on such assets by any governmental authority, and shall use reasonable efforts to promptly reclaim any foreign withholding tax relating to the Account.

    6. If the Bank shall receive any proxies, notices, reports, or other communications relative to any of the Securities of the Account in connection with tender offers, reorganizations, mergers, consolidations, or similar events which may have an impact upon the issuer thereof, the Bank shall promptly transmit any such communication to State Street by means as will permit State Street to take timely action with respect thereto.

    7. The Bank is authorized in its discretion to appoint brokers and agents in connection with the Bank's handling of transactions relating to the Property provided that any such appointment shall not relieve the Bank of any of its responsibilities or liabilities hereunder.

    8. Written instructions shall include (i) instructions in writing signed by such persons as are designated in writing by State Street (ii) telex or tested telex instructions of State Street, (iii) other forms of instruction in computer readable form as shall be customarily utilized for the transmission of like information and (iv) such other forms of communication as from time to time shall be agreed upon by State Street and the Bank.

    9. The Bank shall supply periodic reports with respect to the safekeeping of assets held by it under this Agreement. The content of such reports shall include but not be limited to any transfer to or from any Account held by the Bank hereunder and such other information as State Street may reasonably request.

    10. In addition to its obligations under Section 2 hereof, the Bank shall maintain such other records as may be necessary to identify the assets hereunder as belonging to each State Street client identified to this Agreement from time to time.

    11. The Bank agrees that its books and records relating to its actions under this Agreement shall be opened to the physical, on-premises inspection and audit at reasonable times by officers of, auditors employed by or other representatives of State Street (including to the extent permitted under _______ law the independent public accountants for any entity whose Property is being held hereunder) and shall be retained for such period as shall be agreed by State Street and the Bank.

    12. The Bank shall be entitled to reasonable compensation for its services and expenses as custodian under this Agreement, as agreed upon from time to time by the Bank and State Street.

    13. The Bank shall exercise reasonable care in the performance of its duties as are set forth or contemplated herein or contained in instructions given to the Bank which are not contrary to this Agreement, and shall maintain adequate insurance and agrees to indemnify and hold State Street and each Account from and against any loss, damage, cost, expense, liability or claim arising out of or in connection with the Bank's performance of its obligations hereunder.

    14. The Bank agrees that (i) the Property is not subject to any right, charge, security interest, lien or claim of any kind in favor of the Bank or any of its agents or its creditors except a claim of payment for their safe custody and administration and (ii) the beneficial ownership of the Property shall be freely transferable without the payment of money or other value other than for safe custody or administration.

    15. This Agreement may be terminated by the Bank or State Street by at least 60 days' written notice to the other, sent by registered mail or express courier. The Bank, upon the date this Agreement terminates pursuant to notice which has been given in a timely fashion, shall deliver the Property in accordance with written instructions of State Street specifying the name(s) of the person(s) to whom the Property shall be delivered.

    16. The Bank and State Street shall each use its best efforts to maintain the confidentiality of the Property in each Account, subject, however, to the provisions of any laws requiring the disclosure of the Property.

    17. The Bank agrees to follow such Operating Requirements as State Street may require from time to time. A copy of the current State Street Operating Requirements is attached as an exhibit to this Agreement.

    18. Unless otherwise specified in this Agreement, all notices with respect to matters contemplated by this Agreement shall be deemed duly given when received in writing or by tested telex by the Bank or State Street at their respective addresses set forth below, or at such other address as specified in each case in a notice similarly given:

  To State Street:                     Global Custody Services Division
                                       STATE STREET BANK AND TRUST COMPANY
                                       P.O. Box 470
                                       Boston, Massachusetts 02102

  To the Bank:

    19. This Agreement shall be governed by and construed in accordance with the laws of ______________.

    Please acknowledge your agreement to the foregoing by executing a copy of this letter.

                                       Very truly yours,

                                       STATE STREET BANK AND TRUST COMPANY

                                       By -------------------------------------

Agreed to by:

By -----------------------------

Date ---------------------------